Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Reports 2016 First Quarter Financial Results

Mountain View, California, May 11, 2016 / PRNewswire / — Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA, “Alexza”, or the “Company”) today reported financial results for the quarter ended March 31, 2016. The net loss for the first quarter was $3.4 million compared to $0.4 million during the same quarter in 2015. At March 31, 2016, Alexza had consolidated cash and cash equivalents of $4.5 million.

Alexza believes that, based on its cash and cash equivalent balances at March 31, 2016, the additional $2.3 million drawn in April and May 2016 under the amended and restated note issued May 9, 2016, and the Company’s expected cash usage, it has sufficient capital resources to meet its anticipated cash needs to the end of June 2016. Changing circumstances may cause the Company to consume capital significantly faster or slower than currently anticipated, or to alter the Company’s operations.

Alexza and Grupo Ferrer Internacional, S.A. (“Ferrer”) previously announced that they have entered into a definitive agreement under which Ferrer Pharma Inc., a wholly-owned subsidiary of Ferrer, will acquire Alexza for $0.90 per share in cash. In addition to the upfront cash payment, Alexza stockholders will receive a contingent value rights to receive cash payments in four payment categories if specified milestones are achieved following the closing. The transaction is expected to close in the second quarter of 2016 and is subject to customary closing conditions.

Financial Results - Periods Ended March 31, 2016 and 2015

Alexza recorded revenues of $0.7 million in each of the quarters ended March 31, 2016 and 2015. Revenues consist of product sale from units of ADASUVE sold to Teva Pharmaceuticals USA, Inc. (“Teva”) and Ferrer, the amortization of the upfront payments received from Ferrer and royalty revenues from Teva for U.S. sales. Revenues for the quarter ended March 31, 2016 and 2015 were as follows (in thousands):

	Three Months Ended
	March 31,
	2016	2015
Product revenue	$—	$87
Amortization of upfront payments	712	613
Royalty Revenue	8	5

Total revenue	$720	$705

GAAP operating expenses were $5.8 million in the quarter ended March 31, 2016 and $13.7 million in the same period in 2015.

Cost of goods sold were $0.9 million during the quarter ended March 31, 2016, compared to $6.1 million in the same period in 2015. In February 2016, the Company entered into an amendment to our License and Collaboration Agreement with Teva (the “Teva Amendment”), whereby the Company reacquired the ADASUVE commercial U.S. rights. As part of this exchange, all remaining ADASUVE inventory held by Teva was transferred to the Company along with a right to resell such inventory for up to one year. The Teva Amendment is intended to allow the Company to continue to provide ADASUVE product to patients and health care providers either on its own or through another unaffiliated partner, at which time all Teva license rights to ADASUVE would terminate. The Company concluded that the cost of the inventory transferred by Teva shall be based on the fair value of the inventory received as its fair value is more clearly evident than the fair value of the future milestone and royalty obligations relinquished. The fair value of the inventory was determined to be $0.9 million with an offsetting gain on exchange that was reflected as a non-operating line item within the Company’s consolidated statements of loss and comprehensive loss. However, given the Company’s continued operating losses, the uncertainty of when it will resume commercial production, the limited ability to sell the inventory, the twelve-month expiration of this inventory, and its ability to continue as a going concern, the Company subsequently fully impaired the inventory received by recording a $0.9 million impairment charge that was included in its cost of goods sold within its consolidated statements of loss and comprehensive loss.

Research and development expenses were $2.4 million in the quarter ended March 31, 2016, compared to $3.8 million in the same period in 2015. The decrease of $1.4 million in research and development expenses during the three months ended March 31, 2016 as compared to the same period in 2015 was primarily due to the effects of the restructuring strategy inclusive of the reduction in employee headcount. With the suspension of commercial ADASUVE production operations in the third quarter of 2015, the decrease was partially offset by a larger percentage of fixed overhead costs being allocated to research and development expenses beginning in the fourth quarter of 2015.

General and administrative expenses were $2.4 million in the quarter ended March 31, 2016, as compared to $3.7 million in the same period in 2015. The decrease of $1.4 million in general and administrative expenses during the three months ended March 31, 2016 as compared to the same period in 2015 was primarily due to the company’s reduction in employee headcount, decreased accounting fees due to the change in auditors and lower consulting expenses.

In connection with the exercise of Alexza’s option to purchase all of the outstanding equity of Symphony Allegro, Inc. (“Allegro“) in 2009, Alexza is obligated to make contingent cash payments to the former Allegro stockholders related to certain payments received by Alexza from future collaboration agreements pertaining to ADASUVE/AZ-104 (Staccato loxapine) or AZ-002 (Staccato alprazolam). In order to estimate the fair value of the liability associated with the contingent cash payments, Alexza prepared several cash flow scenarios for ADASUVE, AZ-104 and AZ-002, which are subject to the contingent payment obligation. Each potential cash flow scenario consisted of assumptions of the range of estimated milestone and license payments potentially receivable from such collaborations and assumed royalties received from future product sales. Based on these estimates, Alexza computed the estimated payments to be made to the former Allegro stockholders. Payments were assumed to terminate in accordance with current agreement terms or, if no agreements exist, upon the expiration of the related patents.

During the three months ended March 31, 2016, the Company updated the discounted cash flow model to reflect adjusted U.S. ADASUVE milestones and royalties with any future U.S. collaborator and adjusted sales milestones for the ADASUVE in the Ferrer Territories. These changes resulted in its recognizing a non-operating, non-cash gain of $0.2 million during the three months ended March 31, 2016.

During the three months ended March 31, 2015, the Company updated the contingent liability fair value model primarily to reflect the projected uptake of ADASUVE in the U.S. market. As part of this process, the Company received updated projections from its collaboration partners in the first quarter of 2015 that indicated sales of ADASUVE would be lower in 2015 and 2016 than had been anticipated in the various projections and scenarios used to estimate the contingent consideration liability in previous periods. As a result of these lower projected sales and the decision to suspend its commercial production operations, the Company reevaluated the rate at which it believes sales will increase, the amount of peak sales, the period of time it will take to reach peak sales, the number of years at which peak sales would be achieved, and the related impact on the amount and timing of related royalties and milestones to be received. This evaluation resulted in a decrease to projected sales and the related milestones and royalties under the high, medium and low sales scenarios and a heavier weighting to the lower sales scenario. The change in projected product uptake, and the projected related sales milestone payments, resulted in the Company’s recognizing a non-operating, non-cash gain of $14.8 million. A payment of approximately $0.9 million was made during the same period to the former Allegro stockholders.

In February 2016 the Company and Teva entered into an amendment on the $25.0 million note (the “Teva Note”) from Teva whereby the Company issued 2,172,886 shares of its common stock to Teva pursuant to a stock issuance agreement as consideration for a reduction in the outstanding balance on Teva’s note by $5.0 million and the forgiveness of all accrued and unpaid interest thereunder. The Company concluded that this transaction qualified as a troubled debt restructuring, as defined by the accounting literature, due to the Company’s financial difficulties and the restructured debt contained a concession through a reduction in the effective interest rate from 5.2 percent to zero percent. As the restructuring involved a partial settlement by the Company granting Teva an equity interest and a modification of the terms of the remaining Teva Note, the Company reduced the carrying amount of the amended Teva Note by $575,000, which represented the fair value of the 2,172,886 shares of common stock granted to Teva based on the $0.28 per share price as of the restructuring date, net of $33,000 in direct issuance costs. The remaining carrying amount of $22.5 million was then written down to $20.0 million, which represents the total future undiscounted cash payments of the amended Teva Note and consists entirely of the contingent repayments, resulting in a restructuring gain of $2.5 million. The remaining outstanding balance of $20.0 million of the amended Teva Note is classified as a non-current liability as of March 31, 2016.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development, and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions.

Alexza’s products and development pipeline are based on the Staccato® system, a hand-held inhaler designed to deliver a pure drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner. Active pipeline product candidates include AZ-002 (Staccato alprazolam) for the management of epilepsy in patients with acute repetitive seizures and AZ-007 (Staccato zaleplon) for the treatment of patients with middle of the night insomnia.

ADASUVE® is Alexza’s first commercial product. ADASUVE is approved for marketing in 42 countries and has been submitted for approval in seven additional countries. ADASUVE has been launched and is currently available in 21 countries. Ferrer is Alexza’s commercial partner for ADASUVE in Europe, Latin America, the Commonwealth of Independent States countries, the Middle East and North Africa countries, Korea, the Philippines and Thailand.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc. For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com.

Safe Harbor Statement

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, including the ability of the parties to complete the proposed acquisition of Alexza by Ferrer, the likelihood that the minimum number of Alexza shares are tendered in the offer related thereto, all closing conditions are satisfied and Alexza’s ability to secure additional funding to continue its operations through the proposed closing and those risks inherent in the process of developing and commercializing drugs, Alexza’s ability to secure a new U.S. commercial partner for ADASUVE and the terms of any such partnership and the estimated product revenues and royalties associated with the sale of ADASUVE. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

IMPORTANT INFORMATION FOR INVESTORS AND SECURITY HOLDERS

A tender offer for the outstanding shares of Alexza has not yet commenced. This communication is not an offer to buy or the solicitation of an offer to sell any securities. A solicitation and an offer to buy shares of Alexza will be made only pursuant to an offer to purchase and related materials that Ferrer intends to file with the SEC. When the tender offer is commenced, Ferrer Pharma Inc. will file a Tender Offer Statement on Schedule TO with the SEC, and thereafter Alexza will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Investors and stockholders are urged to read the Tender Offer Statement (including the offer to purchase, the related letter of transmittal and other offer documents) and the Solicitation / Recommendation Statement on Schedule 14D-9 when they become available, as well as other documents filed with the SEC, because they will contain important information. The Tender Offer Statement and Solicitation/Recommendation Statement on Schedule 14D-9 (when available) will be sent free of charge to Alexza stockholders, and these and other materials filed with the SEC may also be obtained from Alexza upon written request to the Investor Relations Department, 2091 Stierlin Court, Mountain View, CA 94043, telephone number +1-650-944-7900 or from Alexza’s website, www.alexza.com. In addition, all of these materials (and all other documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov, or by directing requests for such materials to the information agent for the offer, which will be named in the tender offer statement.

CONTACT:	Thomas B. King
President and CEO
+1-650-944-7900 (investors / media)
investor.info@alexza.com

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2016	2015
Revenue	$720	$705
Operating Expenses:
Cost of goods sold	945	6,147
Research and development	2,438	3,824
General and administrative	2,392	3,737

Total operating expenses	5,775	13,708

Loss from operations	(5,055)	(13,003)
Change in fair value of contingent consideration liability	200	14,833
Gain on restructuring of financing obligations	2,506	—
Gain on fair value of inventory due to restructuring of financing obligations	945	—
Interest and other income/expense, net	2	(5)
Interest expense	(1,960)	(2,229)

Net loss	$(3,362)	$(404)

Net loss per share - basic and diluted	$(0.16)	$(0.02)

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31,	December 31,
	2016	2015(1)
ASSETS
Current assets:
Cash and cash equivalents	$4,502	$7,755
Receivables	8	—
Prepaid expenses and other current assets	2,933	3,237

Total current assets	7,443	10,992
Property and equipment, net	2,749	3,320
Other assets	391	419

Total assets	$10,583	$14,731

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Total current liabilities	60,352	58,198
Total noncurrent liabilities	$24,566	$28,191
Total stockholders’ deficit	(74,335)	(71,658)
Total liabilities and stockholders’ deficit	$10,583	$14,731

(1)	The condensed consolidated balance sheet at December 31, 2015 has been derived from audited consolidated financial statements at that date.